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                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is entered into as of November 20, 2000, by and among POWERBRIEF, INC., a Delaware corporation (the "Company"), and INTEGRATED ORTHOPAEDICS, INC., a Texas corporation ("IOI").

     WHEREAS, the Company and IOI have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2000 (the "Merger Agreement");

     WHEREAS, the parties hereto desire to amend the Merger Agreement as hereinafter set forth;

     WHEREAS, the Company desires to consent to the amendment of the employment agreements with Douglas P. Baderscher, James Needham and Laurie Hill Gutierrez on October 24, 2000 (the "Employment Agreement Amendments");

     WHEREAS, IOI desires to consent to the grant of certain stock options by the Company that would otherwise be prohibited by Section 5.1(b) of the Merger Agreement; and

     WHEREAS, the boards of directors of the Company and IOI have approved this Amendment;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. The capitalized terms used, but not defined, in this Amendment are defined in the Merger Agreement.

     2. Amendments to Section 2.1 -- Conversion of Shares.

     (a) The reference to ".0454" contained in Section 2.1(a)(i) of the Merger Agreement, relating to the number of shares of IOI Common Stock purchasable with Series A Warrants to be received in exchange for shares of Company Common Stock by virtue of the Merger, is hereby amended to read "0.1370."

     (b) Clause (iii) of Section 2.1(a)(i), which says "(iii) a Series B warrant to purchase .0850 shares of IOI Common Stock (the "SERIES B WARRANTS"and together with the Series A Warrants, the "WARRANTS")," shall be amended and restated to read "(iii) a Series B warrant to purchase a number shares of IOI Common Stock equal to the quotient of (x) the Maximum Series B Warrants Amount, divided by (y) the sum of (I) the number of share of Company Common Stock outstanding, (II) the number of shares of Series A Preferred Stock outstanding multiplied bythree (3), and (III) the number of shares of Company Common Stock purchasable under the Company Warrants, each as the Effective Time (the "SERIES B WARRANTS"and together with the Series A Warrants, the "WARRANTS")."

     (c) The reference to "9.054" contained in Section 2.1(a)(ii) of the Merger Agreement, relating to the number of shares of IOI Common Stock to be received in exchange for each share of the Company's Series A Preferred Stock by virtue of the Merger, is hereby amended to read "9.053."

     (d) The reference to ".1363" contained in Section 2.1(a)(ii) of the Merger Agreement, relating to the number of shares of IOI Common Stock purchasable with Series A Warrants to be received in exchange for shares of the Company's Series A Preferred Stock by virtue of the Merger, is hereby amended to read "0.4111."

     (e) Clause (iii) of Section 2.1(a)(ii), which says "(iii) a Series B warrant to purchase .2549 shares of IOI Common Stock," shall be amended and restated to read "(iii) a Series B warrant to purchase a number shares of IOI Common Stock equal to the product of (x) the number of shares purchasable with a Series B Warrant given in exchange for a share of Company Common Stock pursuant to Section 2.1(a)(i) above, multiplied by (y) three (3)."

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     (f) The first sentence of Section 2.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following two sentences:

     "(d) Upon the Effective Time, the Surviving Corporation will effect a five to one reverse stock split of IOI Common Stock. The shares of IOI Common Stock, Series A Warrants and Series B Warrants issuable pursuant to this
     Article II shall be subject to and effected by such reverse stock split."

     (g) The last paragraph of Section 2.1(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "Notwithstanding anything to the contrary herein, the maximum number of (A) shares of IOI Common Stock issuable pursuant to Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2 shall be 69,073,062 shares, (B) Series A Warrants issuable pursuant to Section 2.1(a)(i) and 2.1(a)(ii) and 2.1(b) shall entitle the holders thereof to purchase an aggregate of 2,673,332 shares of IOI Common Stock and (C) Series B Warrants issuable pursuant to
     Section 2.1(a)(i) and 2.1(a)(ii) and Section 2.2(b) shall entitle the holders thereof to purchase an aggregate number of shares of IOI Common Stock equal to the aggregate number of shares of IOI Common Stock that may be purchased under the warrants of IOI issued and outstanding as of September 15, 2000 (the "EXISTING IOI WARRANTS"), as adjusted pursuant to the anti-dilution provisions of the Existing IOI Warrants as a result of the issuance of the IOI Warrants as permitted and contemplated by Section
     6.16 (the "MAXIMUM SERIES B WARRANTS AMOUNT"). For clarification, neither the IOI Warrants nor the Series A Warrants will receive any anti-dilution adjustment for issuance of the Series A Warrants, the Series B Warrants or any IOI Common Stock in the Merger. In the event that prior to the Closing any of the options described in Section 2.2(a) are exercised, the maximum number of Series A Warrants and the Series B Warrants will be reallocated, on a pro-rata basis, among all of the holders of outstanding Company Common Stock, Series A Preferred Stock and warrants. The foregoing amounts do not limit the number of shares of IOI Common Stock issuable pursuant to Section 2.1(a)(iii) below."

     3. Amendment to Section 3.2 -- Capitalization of the Company. Section 3.2 of the Merger Agreement is hereby amended by deleting the reference to the amount of "551,025," which describes the number of Common Shares reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of the Company's outstanding warrants, and replacing such amount with "560,116."

     4. Amendment to Section 7.3(h) -- Conditions to Obligations of the Company. Section 7.3(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "(h) The Series B Warrants outstanding as of the date hereof will be amended to conform in all material respects with the form of Series B Warrant attached hereto as Exhibit H and to waive the applicability of any anti-dilution protection resulting from the transactions contemplated by this Agreement; provided that such amendment shall not waive the applicability of the any anti-dilution protection with regard to the issuance of the IOI Warrants as permitted and contemplated by Section 6.16."

     5. Amendment to Exhibit H -- Warrant Agreement for Series B
Warrants. Exhibit H to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit H attached to this Amendment as Annex I, which
(a) changes the expiration date of the Series B Warrants from a date that is four years from the date that the Series B Warrants first became exercisable to June 30, 2005, (b) changes the exercise price of the Series B Warrants to that of the Existing IOI Warrants, as adjusted pursuant to their anti-dilution provisions for the issuance of the IOI Warrants as permitted and contemplated in
Section 6.16 of the Merger Agreement, and (c) includes other amendments to the Series B Warrants that have been mutually agreed to by the parties.

     6. Amendment to Exhibit I -- Warrant Agreement for Series A
Warrants. Exhibit I to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit I attached to this Amendment as Annex II, which
(a) changes the expiration date of the Series A Warrants from a date that is four years from the date that the Series A Warrants first became exercisable to a date that is five years from

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the Closing Date, and (b) includes other amendments to the Series B Warrants that have been mutually agreed to by the parties.

     7. Consent to Employment Agreement Amendments. The Company hereby consents to the Employment Agreement Amendments, copies of which are attached as Annex III, and the actions taken by IOI in connection therewith. Furthermore, the Company hereby waives IOI's compliance with the Merger Agreement, including, without limitation, compliance with Section 5.2(f), solely with respect to the entering into, and performance of, the Employment Agreement Amendments by IOI. The foregoing consent and waiver applies only to the Employment Agreement Amendments and the actions taken by IOI in connection therewith, and nothing contained in this paragraph shall be a waiver of any other present or future compliance with the Merger Agreement

     8. Consent to Grant of Certain Stock Options. IOI hereby consents to the grant of options exercisable for 98,350 shares of Company Common Stock under the Company's 2000 Equity Incentive Plan and the actions taken by the Company in connection therewith. Furthermore, IOI hereby waives the Company's compliance with the Merger Agreement, including, without limitation, compliance with
Section 5.1(b), solely with respect to the grant of stock options contemplated by this Section 8. The foregoing consent and waiver applies only to the grant of stock options authorized by this Section 8 and the actions taken by the Company in connection therewith, and nothing contained in this paragraph shall be a waiver of any other present or future compliance with the Merger Agreement

     9. Merger Agreement in Effect. Except as herein amended, the Merger Agreement shall remain valid and subsisting in accordance with its terms. In the event of any conflict or inconsistency between this Amendment and the Merger Agreement, the provisions of this Amendment shall govern and control.

     10. Governing Laws. This Amendment shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the choice of Law principals thereof.

     11. Description Headings. The description headings herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

     12. Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Amendment and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf as of the day and year first above written.

                                            POWERBRIEF, INC.:

                                            By:     /s/ ERNEST D. RAPP
                                              ----------------------------------
                                                Name: Ernest D. Rapp
                                                Title: Chief Executive Officer

                                            INTEGRATED ORTHOPAEDICS, INC.:

                                            By:    /s/ SCOTT J. HANCOCK
                                              ----------------------------------
                                                Name: Scott J. Hancock
                                                Title: Director

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